EXHIBIT 27(n)(2)

         Opinion and consent of Brian A. Giantonio, Vice President, Tax and ERISA Counsel

                                                                     May 1, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      PHLVIC Variable Universal Life Account
         PHL Variable Insurance Company
         Post-Effective Amendment No. 3 to Form N-6
         Registration Nos. 333-81458 and 811-09065

Dear Sirs:

As Counsel to the depositor, I am familiar with the variable life insurance policies, The Phoenix Edge - VUL ("Policies"), which are the subject of the above-captioned Registration Statement on Form N-6.

In connection with this opinion, I have reviewed the Policies, the Registration Statement, the Charter and By-Laws of the company, relevant proceedings of the Board of Directors, and the provisions of Connecticut insurance law relevant to the issuance of the Policies.

Based upon this review, I am of the opinion that the Policies, when issued, qualify as life insurance under the Internal Revenue Code of 1986, as amended.

My opinion is rendered solely in connection with the Registration Statement and may not be relied upon for any other purposes without my written consent. I hereby consent to the use of this opinion as an exhibit to such Registration Statement, and to my being named under "Experts" therein.


                                 Very truly yours,


                                 /s/ Brian A. Giantonio
                                 ----------------------
                                 Brian A. Giantonio, Vice President, Tax and
                                 ERISA Counsel
                                 PHL Variable Insurance Company